STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (“Agreement”) is made as of November 11, 2005 by and between HANSEN NATURAL CORPORATION, a Delaware corporation (the “Company”), and Norman Epstein (“Holder”).

Preliminary Recitals

A.        Holder is a member of the Board of Directors of the Company (the “Board”) who: (i) is not an employee of the Company or one of its subsidiaries or affiliates, (ii) does not serve as a consultant of the Company or its subsidiaries or affiliates and (iii) the Company is not contractually obligated to nominate as a member of the Board.

B.        Pursuant to the 2005 Hansen Natural Corporation Stock Option Plan For Non-Employee Directors, (the “Plan”), the Company desires to grant Holder a stock option to purchase shares of the Company’s common stock, par value $.005 per share (the “Common Stock”), subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth below.

NOW, THEREFORE, the Company and Holder agree as follows:

1.        Grant of Stock Option. The Company hereby grants to Holder, subject to the terms and conditions set forth herein, the stock option (the “Option”) to purchase up to 4,800 shares of Common Stock, at the purchase price of $67.48 per share (the “Exercise Price”), such Option to be exercisable and exercised as hereinafter provided.

2.        Exercise Period. The Option shall expire on the date which is the earlier of (x) ten (10) years after the date of grant or (y) three (3) months after the termination of the Holder’s membership on the Board unless the Holder’s membership on the Board terminates by reason of the death or Total Disability (as defined below) of holder. If the Holder’s membership on the Board terminates due to his death or Total Disability, then the Option may be exercised to the extent vested at any time, or from time to time, within twelve (12) months after the date of termination, but not later than the expiration date specified in Section 3 (c) below, by Holder or the person or persons to which Holder’s rights under this Agreement pass by will, or if no such person has such right, by his executors or administrators. For purposes of this Agreement, “Total Disability” means the complete and permanent inability of Holder to perform all of his duties as a director, as determined by the Board upon the basis of such evidence, including independent medical reports and data, as the Board deems appropriate or necessary.

3.	Exercise of Option.

(a)       Subject to the other terms of this Agreement regarding the exercisability of the Option, the Option may only be exercised in respect of the number of shares listed in column A from and after the exercise dates listed in column B:

Column “A”	Column “B”
Number of Shares	Exercise Date

1,200	November 11, 2005
1,200	May 1, 2006
1,200	May 1, 2007
1,200	May 1, 2008
4,800

(b)       This Option may be exercised, to the extent exercisable by its terms, from time to time in whole or in part at any time prior to the expiration thereof. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares as to which this Option is being exercised (the “Option Shares”). Notations of any partial exercise or installment exercise, shall be made by the Company on Schedule A hereto.

(c)       Notwithstanding anything else herein to the contrary, this Option shall expire on November 11, 2015.

4.        Payment of Exercise Price. At the time of any exercise of the Option the Exercise Price of the Option Shares shall be paid in full to the Company in either of the following ways or in any combination of the following ways:

(a)	By check or other immediately available funds.

(b)       With property consisting of shares of Common Stock. (the shares of Common Stock to be used as payment shall be valued as of the date of exercise of the Option at the Closing Price as defined below. For example, if Holder exercises the Option for 1,200 shares at a total Exercise Price of $60,000, assuming an Exercise Price of $50.00 per share, and the Closing Price is $70.00, he may pay for the 1,200 Option Shares by transferring 857 shares of Common Stock to the Company.)

(c)       By delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes, and such other documents as the Committee may determine.

(d)       For purposes of this Agreement, the term “Closing Price” means, with respect to the Company’s Common Stock, the last sale price regular-way or, in case no such sale takes place on such date, the average of the closing bid and asked prices regular-way on the principal national securities exchange on which the securities are listed or admitted to trading; or, if they are not listed or admitted to trading on any national securities exchange, the last sale price of the securities on the consolidated transaction reporting system of the National Association of Securities Dealers (“NASD”), if such last sale information is reported on such system or, if not so reported, the average of the closing bid and asked prices of the securities on the National Association of Securities Dealers Automatic Quotation System (“NASDAQ”) or any comparable system or, if the securities are not listed on NASDAQ or a comparable system, the average of the closing bid and asked prices as furnished by two members of the NASD selected from time to time by the Company for that purpose.

5.        Purchase for Investment; Resale Restrictions. Unless at the time of exercise of the Option there shall be a valid and effective registration statement under the Securities Act of 1933 (“’33 Act”) and appropriate qualification and registration under applicable state securities laws relating to the Option Shares being acquired, Holder shall upon exercise of the Option give a representation that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such shares. In the absence of such registration statement, Holder shall execute a written affirmation, in a form reasonably satisfactory to the Company, of such investment intent. Holder further agrees that he will not sell or transfer any Option Shares until he requests and receives an opinion of the Company’s counsel or other counsel reasonably satisfactory to the Company to the effect that such proposed sale or transfer will not result in a violation of the ’33 Act, or a registration statement covering the sale or transfer of the shares has been declared effective by the Securities and Exchange Commission, or he obtains a no-action letter from the Securities and Exchange Commission with respect to the proposed transfer.

6.        Nontransferability. This Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of Holder, this Option shall be exercisable only by Holder.

7.	Adjustments.

(a)       Subject to Section 7(b) below, in the event of any change in the outstanding Common Stock by reason of any stock recapitalization, merger, consolidation, combination or exchange of shares, the kind of shares subject to the Option and their purchase price per share (but not the number of shares) shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable. In the event of a stock dividend or stock split the kind of shares, their purchase price per share and the number of shares shall be appropriately adjusted, consistent with such change in such manner as the Board may deem equitable. Any adjustment so made shall be final and binding.

(b)       Notwithstanding anything else herein to the contrary, upon the occurrence of a Change in Control (as defined in the Plan), the Option or any portion thereof not theretofore exercisable, shall immediately become exercisable in its entirety and the Option may be purchased by the Company for cash at a price equal to the Fair Market Value (as defined in the Plan) of the Option as determined in good faith by the Board.

8.        Reservation of Shares. The Company shall reserve and keep reserved out of its authorized shares of Common Stock the number of shares of Common Stock that may be issuable from time to time upon exercise of the Option.

9.        No Rights as Stockholder. Holder shall have no rights as a stockholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance to him of a certificate or certificates for such shares.

10.      No Right to Continue Membership on Board. This Agreement shall not confer upon Holder any right with respect to continuance on the Board nor shall it interfere in any way with the rights of Holder to terminate his membership on the Board at any time.

11.      Compliance With Law and Regulation. This Agreement and the obligation of the Company to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. If at any time the Board shall determine that (I) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, is necessary or desirable as a condition of or in connection with the issue or purchase of shares of Common Stock hereunder, this Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board. Moreover, this Option may not be exercised if its exercise or the receipt of shares of Common Stock pursuant thereto would be contrary to applicable law.

12.      Tax Withholding Requirements. The Company shall have the right to require Holder to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for Common Stock.

13.      Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of stock shall be issued upon the exercise of this Option and the Company shall not be under any obligation to compensate Holder in any way for such fractional shares.

14.      Notices. Any notice hereunder to the Company shall be addressed to it at its offices at 1010 Railroad Street, Corona, California 92882, Attention: Rodney Sacks, and any notice to Holder shall be addressed to him at Cheval Acceptances, Stanmore House, 2nd Floor, 15/19 Church Road, Stanmore, Middlesex HA7 4AR, subject to the right of either party to designate at any time hereafter in writing some other address.

15.      Amendment. No modification, amendment or waiver of any of the provisions of this Agreement shall e effective unless in writing specifically referring hereto, and signed by both parties.

16.      Governing Law. This Agreement shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

17.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Hansen Natural Corporation has caused this Agreement to be executed by a duly authorized officer and Holder has executed this Agreement, both as of the day and year first above written.

HANSEN NATURAL CORPORATION

By: /s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Chairman of the Board

HOLDER

/s/ Norman Epstein

Norman Epstein